Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 of Sandy Spring Bancorp, Inc. of our report dated January 25, 2007, relating to our audit of the consolidated statement of financial condition of CN Bancorp, Inc. (“CNB”) and County National Bank, CNB’s wholly-owned subsidiary, as of December 31, 2006, and the related consolidated statement of operations, comprehensive income, stockholders’ equity and cash flows for the year ended December 31, 2006, which appear in the Annual Report on Form 10-KSB of CN Bancorp, Inc. for the year ended December 31, 2006.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/  Rowles & Company LLP

Baltimore, Maryland
March 8, 2007

D-88